UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 1, 2010

UNION NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	0-19214	23-2415179
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

570 Lausch Lane, Suite 300, Lancaster, Pennsylvania	17601
(Address of principal executive offices)	(Zip Code)

(717) 653-1441
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On September 1, 2010, Union National Financial Corporation (“UNNF”), Donegal Financial Services Corporation (“DFSC”) and certain affiliated entities of DFSC entered into an amendment (the “Amendment”) to the previously reported Agreement and Plan of Merger dated as of April 19, 2010, as amended and restated as of May 20, 2010 (the “Merger Agreement”).  The Amendment provides for an increase in the cash portion of the merger consideration from $5.05 per share of UNNF common stock to an amount that will not be less than $5.05 per share of UNNF common stock nor more than $5.90 per share of UNNF common stock depending on the average closing price of Donegal Group Inc. Class A common stock for the five trading days preceding the effective date of the merger.  UNNF and DFSC did not amend the merger agreement in any other respect.

The foregoing summary of the Amendment is qualified in its entirety by reference to the complete text of the Amendment, which is filed hereto as Exhibit 2.1 and which is incorporated herein by reference.  For further information see the joint press release dated September 1, 2010 included as Exhibit 99.1 to this Form 8-K Report.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Number                      Description

2.1
Amendment dated as of September 1, 2010 to the Agreement and Plan of Merger dated as of April 19, 2010, as amended and restated as of May 20, 2010, among Donegal Acquisition Inc., Donegal Financial Services Corporation, Donegal Mutual Insurance Company, Donegal Group Inc. and Union National Financial Corporation

99.1	Press Release dated September 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNION NATIONAL FINANCIAL CORPORATION

Date: September 1, 2010	By:	/s/ Mark D. Gainer
Mark D. Gainer
Chairman, Chief Executive Officer, and President